Exhibit 99.5

From:	Avinash Rugoobur

96 Longfield Avenue,

Dickens Yard, Ealing,

W5 2BX, UK

To:	Arrival Group

1, rue Peternelchen, L-2370 Howald

Grand Duchy of Luxembourg

(“Arrival Group”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by Arrival Group of the Registration Statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Arrival Group in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Ebene, Mauritius on 2nd February 2021.

/s/ Avinash Rugoobur
Avinash Rugoobur